Exhibit 10.1

March 12, 2015

Darren Lampert, CEO

GrowGeneration Corp.

503 N. Main St., Suite 740

Pueblo, Colorado 81003

Dear Mr. Lampert:

This letter will confirm the basis upon which GrowGeneration Corp., a Colorado corporation, and any and all subsidiaries, partners, affiliates or assignees thereof (individually "Grow" and/or collectively the "Company"), has engaged Cavu Securities, LLC ("Cavu") on a non-exclusive basis, to render financial advisory and investment banking services.

Section 1: Services to be Rendered. Cavu agrees to assist the Company in effecting a sale of the Company's equity securities on the terms and conditions of this letter agreement. The Company currently is seeking to raise up to $4MM, in any form acceptable to the Company (the "Capital Raise"), including a private placement and/or eventual listing of the Company's securities or combination with another entity by which the Company "goes public" (each a "Transaction", or collectively the "Transactions"). Cavu will provide advice and assistance in connection with the Transactions, which may involve, to the extent requested by the Company and appropriate for the Transactions, the following services: (i) identify and introduce potential investors to the Company; (ii) assist in presentations to any investors, at the Company's request; and (iii) advise on relevant issues regarding structuring and closing any Transaction, iv) advise on potential "go-public" transactions (collectively, the "Services").

Please note that this letter does not constitute a commitment by Cavu to provide any financing (including participating in the Transaction), or an obligation of the Company to accept any financing (including the Transaction), nor does it define all of the terms and conditions of the Transaction. Immediately upon execution of this agreement Cavu will initiate the placement process as described below. Further, the Company's Board of Directors may reject any proposed Transaction in its sole and absolute discretion.

420 Lexington Avenue, Suite 3030

New York, NY 10170

646.434.1021

Section 2: Information. The Company will furnish Cavu with all financial and other information concerning the Company as Cavu deems appropriate in connection with the performance of the Services contemplated by this engagement and will provide Cavu with access to the officers, directors, employees, accountants, counsel and other representatives of the Company upon reasonable notice. The Company acknowledges and confirms that Cavu (i) will rely solely on such information in the performance of the Services contemplated by this engagement without assuming any responsibility for independent investigation or verification thereof, (ii) assumes no responsibility for the accuracy or completeness of such information or any other information regarding the Company and (iii) will not make any appraisal of any assets of the Company.

The Company represents and warrants and covenants to Cavu that all information (excluding projection, forecast or forward-looking information or statements) regarding the Company (the "Company Information") contained in the final Transaction Documents, taken as a whole and as supplemented from time to time, will not contain any untrue statement of a material fact or to the Company's knowledge, omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements are made. If at any time prior to the closing date of the Transaction an event occurs as a result of which the Company Information or any third party information (to the extent it is actually known to the Company) (as then supplemented or amended) includes any untrue statement of a material fact or to the Company's knowledge omits to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company will promptly notify Cavu of such event and the Company shall prepare a supplement or amendment to the Company Information which corrects such statement(s) or omission(s) or, if known, third party information. Any projections, forecasts and estimates that have been or are hereafter made available to Cavu by the Company or any of the representatives of the Company in connection with the Transaction are based upon certain assumptions that the Company considers to be reasonable.

Section 3: Matters Relating to Engagement. The Company acknowledges that Cavu has been retained solely to provide the Services set forth in this engagement letter. In rendering such services, Cavu shall act as an Independent Contractor, and any duties of Cavu arising out of its engagement hereunder shall be owed solely to the Company. In connection with any offering of securities, the Company acknowledges that Cavu is engaged in securities trading and brokerage activities, as well as the provision of investment banking and financial advisory services. In the ordinary course of trading and brokerage activities, Cavu and its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for their own account or the accounts of customers, in debt or equity securities of entities that may be involved in the transactions contemplated hereby.

The Company acknowledges and agrees that Cavu is not, and does not hold itself out to be, an advisor as to legal, tax or accounting matters in any jurisdiction. The Company shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the risks, benefits and suitability of the transactions contemplated by this engagement letter, and Cavu shall have no responsibility or liability to the Company with respect thereto. The Company further acknowledges and agrees that:

a)	it has been advised that Cavu is engaged in a broad range of transactions which may involve interests that differ from those of the Company and that Cavu has no obligation to disclose such interests and transactions to the Company by virtue of any fiduciary, advisory or agency relationship; and

2

b)	it waives, to the fullest extent permitted by law, any claims it may have against Cavu for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that Cavu shall have no liability (whether direct or indirect) to the Company in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Company, including stockholders, employees or creditors of the Company.

Section 4: Fees. The Company agrees to pay Cavu for the Services in connection with a Transaction as follows:

a)	A Cash Success Fee of 7% of the Aggregate Consideration payable in cash upon the closing of a Transaction; and

b)	An Equity Success Fee of 7% of the Aggregate Consideration in 5 year warrants, with an exercise price equal to the price of securities sold in the Transaction, or its split adjusted equivalent("Success Warrants").

c)	For every $500,000 of capital raised by Cavu in a Transaction, the Company will grant to 15,000 shares of the Company's stock to Cavu.

d)	If Cavu successfully raises $3MM or more for the Company, the Company agrees to retain Cavu for a period of 12 months for capital advisory and strategic assistance. Cavu and the Company will negotiate in good faith as to the retainer and fee for additional services.

For purposes of this Agreement, the term "Aggregate Consideration" shall mean the total amount of cash, debt and the fair market value (on the date of closing) of all other property paid or payable directly or indirectly to the Company or received by the Company in connection with a Capital Raise placed by Cavu.

Section 5: Expenses. In addition to any fees that may be payable to Cavu hereunder and regardless of whether any Transaction is proposed or consummated, Company hereby agrees, from time to time upon request, to reimburse Cavu for all reasonable travel, legal or other out-of-pocket expenses incurred in providing the Services, provided, however, that for any individual expense that is estimated to exceed $500 or for total expenses incurred in a single month to exceed $1,000 in the aggregate, Cavu must obtain prior written approval. For purposes of this paragraph, an email or text message is adequate written approval.

Section 6: Termination of Agreement. Cavu's engagement hereunder may be terminated by either the Company or Cavu, with or without cause upon thirty (30) days written notice to that effect to the other party; provided, however, that Cavu will be entitled to any reimbursements and its full fees under Section 4 in the event that, at any time during the one (1) year period following any termination, the Company (i) consummates a Transaction with any investor Cavu introduced to the Company during the term of the engagement, or (ii) enters into an agreement to consummate a Transaction (a "Tail Period Transaction"), with any investor Cavu introduced to the Company during the term of the engagement.

3

Section 7: Indemnification. The Company and Cavu each agrees to indemnify and hold harmless the other and the other's affiliates and their respective directors, managers, officers, employees, agents and controlling persons (each, an "Indemnified Person") from and against all losses, claims, damages, liabilities or expenses (or actions or proceedings, including security holder actions or proceedings, in respect thereof), related to or arising out of such engagement or the rendering of services by Cavu as requested by the Company that are related to the services rendered under the Engagement Letter, or Cavu's role in connection therewith (collectively, a "Claim" and/or "Loss"), and will reimburse each Indemnified Person promptly for all documented expenses (including reasonable counsel fees and expenses) as they are incurred by an Indemnified Person in connection with the defense of any pending or threatened Claim, or any such action or proceeding arising therefrom. ("Proceeding"); provided, however, that in the event it is finally judicially determined by a court of competent jurisdiction that any such Claim or Loss arose solely out of the gross negligence or willful misconduct of any Indemnified Person then such Indemnified Person shall promptly remit to the Company any amounts reimbursed or advanced under this paragraph.

The Company and Cavu each also agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the other or any person asserting claims on the its behalf or in its right for or in connection with such engagement, except to the extent that such Claim is filially judicially determined to have resulted solely from such Indemnified Person's gross negligence or willful misconduct.

The Company and Cavu each agrees that without the other's prior written consent it will not enter into any settlement or compromise of, or consent to, any judgment in a Proceeding arising out of the transactions contemplated by the Engagement Letter and in which the Company, Cavu or any other Indemnified Person is a party to such Proceeding, unless such settlement, compromise or judgment (i) includes an explicit and unconditional release from the party bringing such Proceeding of all Indemnified Persons from all liability arising therefrom and (ii) such compromise settlement, consent or termination does not limit the future conduct of an Indemnified Person whether by injunction, consent decree or other decree or otherwise.

Promptly after an Indemnified Person's receipt of notice of the commencement of any Proceeding, an Indemnified Person shall notify the Company and Cavu in writing of the commencement thereof, but omission so to notify the Company or Cavu will not relieve the Company or Cavu as the case may be from any liability which the Company or Cavu may have to such Indemnified Person, except the obligations to indemnify to the extent that the Company or Cavu, as the case may be, suffers actual prejudice as a result of such failure. The Company and Cavu further agree that the Indemnified Persons are entitled to retain separate counsel of their choice in connection with any of the matters in respect of which indemnification, reimbursement or contribution may be sought under this Agreement, and the reasonable fees and expenses of such counsel shall be included in the indemnification hereunder.

4

Section 8: Use of Name. Each party hereto agrees that any references to the other party or any of its affiliates made in connection with any Transaction are subject to the other party's prior written approval.

Section 9: Confidentiality. Cavu shall use all Company information provided to it by or on behalf of the Company hereunder solely for the purpose of providing the Services and shall treat confidentially all such information; provided, however, that nothing herein shall prevent Cavu from disclosing any such information (i) as required by applicable law or compulsory legal process, (ii) for evidentiary purposes in any relevant action, proceeding or arbitration to which Cavu or any of its officers, directors or shareholders or any of its affiliates or officers, directors, or shareholders of any such affiliate is a party provided Cavu shall, if permissible, provide prompt notice of such disclosure to the Company and provide the Company adequate time to seek an injunction prohibiting the disclosure of such information, (iii) upon the request or demand of any government or regulatory or self-regulatory body having or claiming authority to regulate or oversee any aspect Cavu's business or that of any of its affiliates, provided Cavu shall, to the extent not prohibited from doing so, provide prompt notice of such request or demand to the Company and provide the Company adequate time to seek an injunction prohibiting the disclosure of such information, (iv) to the extent that such information becomes publicly available other than by reason of improper disclosure by Cavu, or any other person if known by / to Cavu (v) to its affiliates, employees, legal counsel, independent auditors and other experts or agents who need to know such information and are informed of the confidential nature of such information and agree to be bound by such restrictions, (vi) for purposes of establishing a "due diligence" defense, (vii) which was available to Cavu on a non-confidential basis from a source other than the Company, provided that such source was not to the knowledge of Cavu bound by a confidentiality agreement with the Company, and (viii) has been independently acquired or developed by Cavu without violating any of Cavu's obligations under this engagement letter. Further, Cavu agrees that it shall promptly return to the Company any and all Company information or destroy same if instructed to do so by the Company in connection with the termination of this Agreement or otherwise.

Section 10: Scope of Agreement. Nothing in this engagement letter, expressed or implied, is intended to confer or does confer on any person or entity other than the parties hereto or their respective successors and assigns, and to the extent expressly set forth herein, the Indemnified Persons, any rights or remedies under or by reason of this engagement letter or as a result of the services to be rendered by Cavu hereunder. The Company further agrees that neither Cavu nor any of its controlling persons, affiliates, directors, officers, employees or agents shall have any liability to the Company for any losses, claims, damages, liabilities or expenses except to the extent that it shall be determined in a final non-appealable judgment by a court or arbitral tribunal of competent jurisdiction that any losses, claims, damages, liabilities or expenses incurred by the Company resulted from the gross negligence or willful misconduct of Cavu or any of its affiliates, directors, agents, employees or controlling persons in performing the services that are the subject of this engagement in addition to legal costs associated with such claim.

5

Section 11: Reliance on Others. The Company confirms that it will rely on its own counsel, accountants, and other similar expert advisors for legal, accounting, tax and other similar advice.

Section 12: Enforceability. The invalidity or unenforceability of any provision of this engagement letter shall not affect the validity or enforceability of any other provisions of this engagement letter, which shall remain in full force and effect.

Section 13: No Derivative Rights. The Company recognizes that Cavu has been engaged only by Company, and that Company's engagement of Cavu is not deemed to be on behalf of and is not intended to confer rights upon any shareholder, partner or other owner of Company or any other person not a party hereto as against Cavu or any of its affiliates or any of their respective directors, officers, agents, employees or representatives. Unless otherwise expressly agreed, no one other than Company is authorized to rely upon Company's engagement of Cavu or any statements, advice, opinions or conduct by Cavu. Without limiting the foregoing, any opinions or advice rendered to Company's Board of Directors or management in the course of Company's engagement of Cavu are for the purpose of assisting the Board or management, as the case may be, in considering the matters to which this Agreement relates.

Section 14: Governing Law and Submission to Jurisdiction. This engagement letter shall be governed by, and construed in accordance with, the internal laws of the State of New York without giving effect to the principles of conflicts of law or choice of law rules that would cause the application of the law of another jurisdiction. EACH OF THE COMPANY AND CAVU IRREVOCABLY AGREES TO WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY OR ON BEHALF OF ANY PARTY RELATED TO OR ARISING OUT OF THIS ENGAGEMENT LETTER OR THE PERFORMANCE OF SERVICES HEREUNDER.

The Company irrevocably and unconditionally submits to the exclusive jurisdiction of any state or federal court sitting in the County of New York over any suit, action or proceeding arising out of or relating to this engagement letter. Service of any process, summons, notice or document by registered mail addressed to the Company shall be effective service of process against such person for any suit, action or proceeding brought in any such court. The Company irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction the Company is or may be subject, by suit upon judgffiellt.

Section 15: Successors and Assigns. This Engagement Letter shall be binding upon and inure to the benefit of Company's successors and assigns and upon Cavu and any other Indemnified Person and their respective successors, assigns, heirs and personal representatives. Notwithstanding the foregoing, neither the Company nor Cavu may assign this Agreement without the prior written consent of the other party.

6

Section 16: Notices. All notices under this Agreement will be in writing and will be sent,

if to the Company:

To the address as set forth above.

if to CAVU:

CAVU, Inc.

420 Lexington Avenue

Suite 3030

New York, NY 10170

Emailmbaruchowitz@Cavusecurities.com

Section 17: Survival. The provisions of Sections 4, 5, 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, and 17 hereof shall survive any termination of this letter agreement.

Important Information About Opening Your New Account And/Or Entering into a Business Relationship with CAVU: To help fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person or corporation who opens an account and/or enters into a business relationship.

7

If the foregoing correctly sets forth the understanding and agreement between Cavu and the Company, please so indicate in the space provided for that purpose below, whereupon this letter shall constitute a binding agreement as of the date first above written.

CAVU, Inc.

By:	/s/ Mitchell Baruchowitz
Name:	Mitchell Baruchowitz
Title:	Sr. MANAGING DIRECTOR

ACCEPTED AND AGREED:

Grow Generation Corp.

		By:	/s/ Darren Lampert
		Name:	Darren Lampert
		Title:	C.E.O

Cavu-Grow Generation Engagement Letter Signature Page

8